Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Roger Kuebel 401-608-8945 rkuebel@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Second Quarter 2022 Results

Announces Sale of Inertial Navigation Business to EMCORE Corporation for $55 Million

MIDDLETOWN, RI, August 9, 2022 — KVH Industries, Inc., (Nasdaq: KVHI), reported financial results for the quarter ended June 30, 2022 today. The company will hold a conference call to discuss these results at 5:00 p.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Second Quarter 2022 Highlights

•Total revenues in the second quarter of 2022 were $41.8 million, down 4% from $43.4 million in the second quarter of 2021.

•Our mini-VSAT Broadband airtime revenue increased $2.7 million, to $25.8 million, or 12%, in the second quarter of 2022 compared to the second quarter of 2021, partially due to a 1% increase in subscribers despite the shutdown of our legacy network on December 31, 2021.

•TACNAV product sales decreased $1.3 million to $0.2 million in the second quarter of 2022 compared to the second quarter of 2021. Fiber optic gyro (FOG) product and OEM product sales decreased $1.0 million, or 13%, in the second quarter of 2022 compared to the second quarter of 2021.

•Net loss in the second quarter of 2022 was $1.4 million, or $0.08 per share, compared to a net loss of $5.7 million, or $0.31 per share, in the second quarter of 2021. The second quarter of 2022 includes a $1.6 million inventory reserve related to a specialized component in our TACNAV product line and a $0.6 million gain on the sale of a content service subsidiary.

•Non-GAAP adjusted EBITDA and non-GAAP EPS were $4.1 million and income of $0.04 per share in the second quarter of 2022, compared to $1.5 million and a loss of $0.05 per share in the second quarter of 2021.

Until today, the company operated in two segments, mobile connectivity and inertial navigation. In the second quarter of 2022, net sales for the mobile connectivity segment increased by $0.8 million compared to the second quarter of 2021. Mobile connectivity sales increased due to a $2.7 million increase in mini-VSAT Broadband airtime revenue, partially offset by a $1.4 million decrease in mobile connectivity product sales and a $0.6 million decrease in our content service sales primarily driven by the sale of a subsidiary in April 2022. In the second quarter of 2022, net sales for our inertial navigation segment decreased by $2.3 million, or 24%, compared to the second quarter of 2021. Inertial navigation sales decreased primarily due to a $1.3 million decrease in TACNAV product sales and a $1.0 million decrease in FOG and OEM product sales.

Sale of Inertial Navigation Business

The Company also announced today that it has sold its inertial navigation business to EMCORE Corporation for $55 million in cash.

The transaction will allow the Company to focus fully on its mobile connectivity business, which continues to see strong momentum and increasing profitability.

Brent C. Bruun, President and Chief Executive Officer, stated, “Now that we have completed this transaction, KVH's board of directors will carefully evaluate the best use of the proceeds from the deal and the best path forward for the Company. This includes working with our advisors to examine all options for maximizing shareholder value, ranging from strategic alternatives for the Company to returning capital to shareholders.”

The signing and closing of the transaction occurred simultaneously.

Goodwin Procter LLP served as legal counsel for KVH and Evercore served as financial advisor for the transaction.

Financial Highlights (in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
GAAP Results
Revenue	$41.8	$43.4	$82.9	$85.7
Net loss	$(1.4)	$(5.7)	$(6.1)	$(9.7)
Net loss per share	$(0.08)	$(0.31)	$(0.33)	$(0.54)

Non-GAAP Results
Net income (loss)	$0.8	$(0.8)	$(0.2)	$(1.8)
Net income (loss) per share	$0.04	$(0.05)	$(0.01)	$(0.10)
Adjusted EBITDA	$4.1	$1.5	$6.0	$2.6
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Second Quarter Financial Summary
Revenue was $41.8 million for the second quarter of 2022, a decrease of 4% compared to $43.4 million in the second quarter of 2021.

Product revenues for the second quarter of 2022 were $13.6 million, a decrease of 21% compared to the prior year quarter due to a $2.3 million decrease in inertial navigation product sales and a $1.4 million decrease in mobile connectivity product sales. Inertial navigation product sales decreased primarily as a result of a $1.3 million decrease in TACNAV product sales and a $1.0 million decrease in FOG and OEM product sales. The decrease in mobile connectivity product sales was primarily due to a $1.5 million decrease in mini-VSAT Broadband products and accessories sales.

Service revenues for the second quarter of 2022 were $28.3 million, an increase of $2.2 million compared to the prior year quarter due to a $2.2 million increase in mobile connectivity service sales, partially offset by a $0.1 million decrease in inertial navigation service sales. The increase in mobile connectivity service sales was primarily due to a $2.7 million increase in our mini-VSAT Broadband service sales, partially offset by a $0.6 million decrease in our content service sales primarily driven by the sale of a subsidiary in April 2022. Inertial navigation service sales decreased primarily due to lower repair services revenue.

Our operating expenses decreased $3.5 million to $17.6 million for the second quarter of 2022 compared to $21.1 million for the second quarter of 2021. This decrease resulted primarily from a $2.6 million decrease in non-recurring legal and advisory fees and a $1.7 million decrease in salaries, benefits and taxes, which was driven by the reduction in our workforce in March 2022. Partially offsetting this decrease was a $0.6 million increase in recruiting expenses driven by professional fees associated with the search for a new Chief Executive Officer and replacements for two recently departed members of our board of directors.

Six Months Ended June 30 Financial Summary

Revenue was $82.9 million for the six months ended June 30, 2022, a decrease of 3% compared to $85.7 million for the six months ended June 30, 2021.

Product revenues for the six months ended June 30, 2022 were $27.9 million, a decrease of 22% compared to the six months ended June 30, 2021 primarily due to a decrease of $6.0 million in inertial navigation product sales and a decrease in mobile connectivity product sales of $1.8 million. The decrease in inertial navigation product sales was primarily due to a $5.8 million decrease in TACNAV product sales. The decrease in mobile connectivity product sales was due to a $1.4 million decrease in marine mobile connectivity product sales, which was primarily driven by a $1.2 million decrease in mini-VSAT Broadband product and accessories sales and a $0.3 million decrease in TracVision product sales.

Service revenues for the six months ended June 30, 2022 were $55.0 million, an increase of 10% compared to the six months ended June 30, 2021 primarily due to an increase in mobile connectivity service sales of $5.2 million, partially offset by a decrease of $0.2 million in inertial navigation service sales. The increase in mobile connectivity service sales was primarily due to a $5.4 million increase in our mini-VSAT Broadband service sales, partially offset by a $0.4 million decrease in content service sales primarily driven by the sale of a subsidiary in April 2022. The decrease in inertial navigation service sales was due to a decrease in our contract engineering service revenue.

Our operating expenses decreased $2.7 million to $37.7 million in the six months ended June 30, 2022 compared to $40.4 million in the six months ended June 30, 2021. This decrease resulted primarily from a $2.8 million decrease in salaries, benefits and taxes, excluding one-time costs of $1.7 million related to the reduction in our workforce in March 2022 and $0.5 million of expenses related to the separation and retirement of our CEO in March 2022. In addition, there was a $3.4 million decrease in professional fees, driven by non-recurring legal and advisory fees, partially offset by a $0.7 million increase in unfunded engineering expenses, a $0.5 million increase in recruiting expenses, which was driven by professional fees associated with the search for a new Chief Executive Officer and replacements for two recently departed members of our board of directors, and a $0.5 million increase in warranty expenses.

Other Recent Announcements

•KVH Industries Names Brent Bruun President, Chief Executive Officer, and Director.

•KVH Introduces KVH ONE Hybrid Network and Groundbreaking TracNet Terminals.

Please review the corresponding press releases for more details regarding these developments.
Conference Call Details
KVH Industries will host a conference call today at 5:00 p.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

•Non-GAAP net income (loss) and diluted EPS exclude, as applicable, amortization of intangibles, stock-based compensation expense, employee termination and other non-recurring costs, CEO separation costs, transaction-related and other variable legal and advisory fees, non-recurring inventory reserve, gain on sale of a subsidiary, foreign exchange transaction gains and losses, the tax effect of the foregoing and certain discrete tax charges, including changes in our valuation allowance and other tax adjustments.

•Non-GAAP adjusted EBITDA represents net income (loss) before, as applicable, income taxes, interest income, net, depreciation, amortization, stock-based compensation expense, employee termination and other non-recurring costs, CEO separation costs, transaction-related and other variable legal and advisory fees, non-recurring inventory reserve, gain on sale of a subsidiary, and foreign exchange transaction gains and losses.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because non-GAAP financial measures exclude the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc., is a global leader in mobile connectivity systems, with innovative technology designed to enable a mobile world. A market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI and more than a dozen offices around the globe.
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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our development goals, our anticipated revenue and earnings, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the uncertain outcome of our restructuring plan and related reduction in force, including the loss of valuable employees; uncertainties created by our leadership transition, including challenges and potential additional expenses in retaining our continuing employees, particularly in the current competitive labor market characterized by rising wages; uncertainties created by our new business strategy, which may impact customer recruitment and retention; the uncertain impact of ongoing disruptions in our supply chain and associated increases in our costs; the uncertain impact of rising inflation, particularly with respect to fuel costs, and fears of recession; the uncertain impact of the war in Ukraine; the adverse impact of the COVID-19 pandemic, as well as governmental, business and other responses thereto and any resulting economic slowdown, on our revenues, results of operations and financial condition, which could continue to be material (particularly for our media and other travel-related businesses); unanticipated changes or disruptions in our markets; increased competition, including as a result of industry consolidation and from companies offering networks with greater communication security options; technological breakthroughs by competitors; changes in customer priorities or preferences; potential customer terminations; unanticipated liabilities; the potential that competitors will design around or invalidate our intellectual property rights; a history and expectation of continuing losses; continued fluctuations in quarterly results; higher costs arising from the HTS network; the loss of revenue from customers that did not transition to our HTS network, which will continue to adversely impact our revenue growth rate; the uncertain impact of federal budget deficits, Congressional deadlock and the mid-term elections; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; unanticipated obstacles in our product and service development, cost engineering and manufacturing efforts; ongoing delays in anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur; adverse impacts of currency fluctuations; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; exposure for potential intellectual property infringement; changes in tax and accounting requirements or assessments; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2022. Copies are available through our Investor Relations department and website, investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, TracNet, and mini-VSAT Broadband. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Sales:
Product	$13,579	$17,269	$27,949	$35,701
Service	28,258	26,094	54,982	49,954
Net sales	41,837	43,363	82,931	85,655
Costs and expenses:
Costs of product sales	11,115	11,894	21,844	23,114
Costs of service sales	15,422	16,124	30,414	31,547
Research and development	3,759	4,505	8,408	9,072
Sales, marketing and support	6,975	7,937	15,332	15,483
General and administrative	6,898	8,705	13,973	15,848
Total costs and expenses	44,169	49,165	89,971	95,064
Loss from operations	(2,332)	(5,802)	(7,040)	(9,409)
Interest income	201	222	409	455
Interest expense	1	14	2	32
Other income (expense), net	923	(1)	1,061	(790)
Loss before income tax expense (benefit)	(1,209)	(5,595)	(5,572)	(9,776)
Income tax expense (benefit)	235	78	564	(75)
Net loss	$(1,444)	$(5,673)	$(6,136)	$(9,701)

Net loss per common share
Basic	$(0.08)	$(0.31)	$(0.33)	$(0.54)
Diluted	$(0.08)	$(0.31)	$(0.33)	$(0.54)

Weighted average number of common shares outstanding:
Basic	18,564	18,174	18,507	18,057
Diluted	18,564	18,174	18,507	18,057

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Cash, cash equivalents and marketable securities	$15,552	$24,523
Accounts receivable, net	33,408	33,648
Inventories, net	30,981	24,640
Other current assets and contract assets	5,073	5,019
Total current assets	85,014	87,830
Property and equipment, net	60,714	60,114
Goodwill	5,313	6,570
Intangible assets, net	564	1,287
Right of use assets	2,057	3,055
Other non-current assets and contract assets	8,598	9,882
Non-current deferred income taxes	56	56
Total assets	$162,316	$168,794
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$27,628	$27,981
Contract liabilities	4,074	3,989
Current operating lease liability	1,359	1,912
Total current liabilities	33,061	33,882
Other long-term liabilities	8	30
Long-term operating lease liability	748	1,224
Long-term contract liabilities	4,271	4,466
Non-current deferred tax liability	200	215
Stockholders’ equity	124,028	128,977
Total liabilities and stockholders’ equity	$162,316	$168,794

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS
TO NON-GAAP NET INCOME (LOSS)
(in thousands, except per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net loss - GAAP	$(1,444)	$(5,673)	$(6,136)	$(9,701)
Amortization of intangibles	125	280	319	556
Stock-based compensation expense	705	1,055	1,586	1,987
Employee termination and other non-recurring costs	426	—	1,818	—
CEO separation costs	—	—	539	—
Transaction-related and other variable legal and advisory fees	157	2,720	484	3,585
Non-recurring inventory reserve	1,572	—	1,572	—
Gain on sale of a subsidiary	(631)	—	(631)	—
Foreign exchange transaction (gain) loss	(284)	(73)	(559)	284
Tax effect on the foregoing	(656)	(806)	(1,346)	(1,330)
Change in valuation allowance and other tax adjustments (a)	805	1,658	2,170	2,847
Net income (loss) - Non-GAAP	$775	$(839)	$(184)	$(1,772)

Net income (loss) per common share - Non-GAAP
Basic	$0.04	$(0.05)	$(0.01)	$(0.10)
Diluted	$0.04	$(0.05)	$(0.01)	$(0.10)

Weighted average number of common shares outstanding
Basic	18,564	18,174	18,507	18,057
Diluted	18,659	18,174	18,507	18,057

(a)Represents a change in the valuation allowance on current year United States net operating losses, research and development tax credits and uncertain tax position adjustments.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
GAAP net loss	$(1,444)	$(5,673)	$(6,136)	$(9,701)
Income tax expense (benefit)	235	78	564	(75)
Interest income, net	(200)	(208)	(407)	(423)
Depreciation and amortization	3,591	3,613	7,158	6,963
Non-GAAP EBITDA	2,182	(2,190)	1,179	(3,236)
Stock-based compensation expense	705	1,055	1,586	1,987
Employee termination and other non-recurring costs	426	—	1,818	—
CEO separation costs	—	—	539	—
Transaction-related and other variable legal and advisory fees	157	2,720	484	3,585
Non-recurring inventory reserve	1,572	—	1,572	—
Gain on sale of a subsidiary	(631)	—	(631)	—
Foreign exchange transaction (gain) loss	(284)	(73)	(559)	284
Non-GAAP adjusted EBITDA	$4,127	$1,512	$5,988	$2,620